Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Acesis Holdings Corporation

We hereby consent to the inclusion in this Registration Statement of Acesis Holdings Corporation (the “Company”) on Form S-1 of our report dated May 12, 2023 (except for the effects of the restatement disclosed in Note 1, as to which the date is June 30, 2023), with respect to our audit of the Company’s consolidated balance sheets as of December 31, 2022 and 2021, and the consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2022 and 2021, and the related notes to the consolidated financial statement, which appears in this Registration Statement on Form S-1. Our report contained an explanatory paragraph regarding uncertainty about the Company's ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

September 14, 2023